1. Name and Address of Reporting Person
   KUEHN, JR., RONALD L.
   1900 FIFTH AVENUE NORTH
   BIRMINGHAM, AL 35203
2. Issuer Name and Ticker or Trading Symbol
   EL PASO CORPORATION (EP)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               183488         D
Common Stock                                                                               64959          I           401 (K) Plan
Common Stock                                                                               4200           I           Trust for
                                                                                                                      Children
Common Stock                                                                               22500          I           By Spouse
Common Stock                                                                               20             I           By Children

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $9.33                                                     11/07/2012 Common                      100000  D
Option                                                                           Stock
(right to
buy)
Stock       $27.4375                                                  12/03/2008 Common                      112600  D
Option                                                                           Stock
(right to
buy)
Stock       $27.875                                                   11/30/2004 Common                      112000  D
Option                                                                           Stock
(right to
buy)
Stock       $30                                                       12/01/2003 Common                      110000  D
Option                                                                           Stock
(right to
buy)
Stock       $32.25                                                    11/29/2005 Common                      79200   D
Option                                                                           Stock
(right to
buy)
Stock       $33.625                                                   05/20/2012 Common                      3000    D
Option                                                                           Stock
(right to
buy)
Stock       $42.125                                                   10/25/2009 Common                      3000    D
Option                                                                           Stock
(right to
buy)
Stock       $43.75                                                    04/28/2010 Common                      2000    D
Option                                                                           Stock
(right to
buy)
Stock       $43.8125                                                  12/04/2007 Common                      92000   D
Option                                                                           Stock
(right to
buy)
Stock       $52                                                       12/04/2006 Common                      82500   D
Option                                                                           Stock
(right to
buy)
Stock       $64.49                                                    05/21/2011 Common                      3000    D
Option                                                                           Stock
(right to
buy)
Deferred    $0                                                                   Common                      22821   D
Common Stk                                                                       Stock
Units

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Alan Bishop (POA)

DATE
01/31/2003